Exhibit 99.1

Avinger Announces Conversion of $11 Million of CRG Debt into Preferred Equity

Redwood City, Calif., May 16, 2024 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today announced the conversion of $11 million or approximately 80% of its existing debt with entities affiliated with CRG Partners III L.P. (“CRG”) into a shares of a new series of convertible preferred stock.

Following the conversion, the outstanding principal amount of debt with CRG is $2.6 million. The debt conversion results in an $11 million increase in stockholders’ equity.

Complete details of the conversion are available in an 8-K filed with the U.S. Securities and Exchange Commission today.

“We appreciate CRG’s continued support as we expand our proprietary image-guided technology to new markets and advance the development of our innovative coronary artery disease platform,” said Jeff Soinski, Avinger’s President and CEO. “Converting the majority of our outstanding debt to equity strengthens our balance sheet and supports Avinger’s efforts to regain compliance with the Nasdaq’s stockholder equity standard for continued listing.”

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first image-guided, catheter-based system for the diagnosis and treatment of patients with vascular disease in the peripheral and coronary arteries. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices for the treatment of peripheral artery disease (PAD), estimated to affect more than 200 million people worldwide. Avinger is developing its first product application for the treatment of coronary artery disease (CAD), an image-guided system for CTO-crossing in the coronary arteries, which provides the opportunity to redefine a large and underserved market. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding regaining compliance with the Nasdaq’s stockholder equity standard. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2024, and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Marketing Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com